EXHIBIT 99.1

Manatron Acquires ASIX, Inc.

•	Facilitates Manatron's entry into California and other Western markets
•	Adds over 30 employees with significant property tax subject matter expertise
•	Revenues of $6.7 million for 2005, including $2.2 million in recurring support
•	Pre-tax income of $1.2 million for 2005

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - February 2, 2006-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the recently introduced Government Revenue Management™ (GRM™) software, today announced it has acquired all of the outstanding stock of ASIX, Inc., a leading-edge software company and information technology consulting firm based in Bellevue, Washington.

Founded in 1991, ASIX has designed, developed and marketed Ascend™, a comprehensive client/server-based assessment administration and property tax billing and collection system that is currently installed in 16 counties in Washington, Oregon, Nevada, Colorado, Minnesota, Missouri and Illinois. Ascend has been primarily targeted at large and medium-sized counties including the Puget Sound and Eastern Washington; suburban Portland, Oregon; Kansas City, Missouri; suburban Chicago, Illinois; and Las Vegas, Nevada. ASIX also provides professional services including installation, training, project management and data conversion in connection with sales of its property tax software. ASIX has a present staff level of approximately 40 employees and subcontractors, all of whom will be joining Manatron.

ASIX is currently a sub-contractor to BearingPoint, Inc to provide technical services and subject matter expertise in connection with a $31 million project to develop a state-of-the-art property tax and assessment system for the County of San Diego. In connection with the County of San Diego project, BearingPoint and ASIX have entered into an exclusive joint marketing arrangement to provide the developed solution to other California counties. ASIX also provides IT consulting services to non-governmental clients, such as Microsoft and Cingular Wireless. In addition, ASIX has provided requirements definition and requests for proposal development to a number of large jurisdictions seeking a new property tax system.

"This is undoubtedly the most significant acquisition in our 35 year history," said Paul Sylvester, Manatron's CEO and President. "ASIX's strong presence in the West expands and solidifies Manatron's national scope. ASIX has a great reputation, complementary technology, and has been profitable and debt free since their inception. More importantly, they are bringing an experienced technical and sales staff to Manatron that will make us the undisputed leader in the national Property Tax market. All seven shareholders, as well ASIX's other employees have substantial property tax subject matter expertise in California and other key states. All of the shareholders have signed long-term employment agreements and are now owners of significant

Manatron Announces Acquisition of ASIX, Inc.

amounts of Manatron stock, which I believe is a good indicator of their commitment to make this transaction successful."

"In terms of opportunities, this acquisition provides us with immediate access to the California marketplace, which we conservatively estimate to be $200 million and have just begun targeting," Sylvester continued. "ASIX has already invested substantially in the California market over the last six years developing prospective client relationships, learning the unique property tax and assessment requirements for California, and designing a new system specifically tailored for that state -- all of which will benefit Manatron immediately. Furthermore, the current contract in the County of San Diego and the marketing agreement with BearingPoint has the potential to save us significant dollars in marketing and development costs while accelerating our sales initiatives by years."

"Estimated projections for the fifteen largest counties in California for the next eight years indicate that the market opportunity for new property tax and assessment software and services is in excess of $100 million," Sylvester continued. "While our approach to these large counties will require customization, we will be able to utilize the software being developed for the County of San Diego as the core foundation. We also feel that there is a significant opportunity for a commercial off-the-shelf solution similar to our GRM suite of software for other counties in California."

"This acquisition also augments our capacity and capabilities in Minnesota where we have just begun our implementation of the recently announced MCCC property tax contract valued at nearly $5 million," Sylvester commented. "ASIX recently completed a successful implementation of their property tax system in Anoka County, Minnesota. As a result, Manatron will be able to leverage ASIX's efforts and Minnesota expertise in the MCCC engagement, which should facilitate the successful completion of that project. In addition, Manatron is currently in final contract negotiations for a new property tax system with a large county in Nevada. Provided these negotiations are successful, we will be in a position to leverage the knowledge and expertise ASIX has in Nevada given their successful property tax implementation in Clark County (Las Vegas.)"

Sylvester concluded, "I would also like to mention that during the last eight years we have successfully provided our ProVal software as a partner with ASIX in Washington, Oregon and Illinois. As a result, we have existing experience and relationships, which we expect will make the integration of our staffs and software much smoother. Finally, it should be noted that ASIX and Manatron have shared similar goals of producing a fully-integrated, feature-rich, multi-state property tax platform, which can be rapidly deployed and supported on a national basis. By adding these experienced and motivated industry veterans who have an excellent reputation to our organization, we believe this acquisition significantly enhances Manatron's competitive position and value in the national marketplace and represents a compelling growth opportunity."

Kurt Wagner, ASIX's President and major shareholder commented, "Taking advantage of Manatron's ongoing commitment as the national leader in property tax software and service, this acquisition enables ASIX to better serve its existing clients and expand in our core regional markets, devote greater attention to emerging markets such as California and to benefit from Manatron's significant research and development efforts. Together, Manatron and ASIX will be able to leverage our combined technologies and unmatched expertise in property tax software to provide exciting opportunities to our employees serving local governments throughout North America. In short, we see this as a major "win" for each firm and our clients."

Manatron Announces Acquisition of ASIX, Inc.

For the year ended December 31, 2005, ASIX reported $6.7 million in revenues, including $2.2 million in recurring software support. Pre-tax income was approximately $1.2 million. In addition, ASIX closed out the year with over $2 million of cash and zero debt. The purchase price for ASIX was approximately $11 million consisting of $4.2 million in cash, 436,500 shares of Manatron common stock and $3.8 million in promissory notes bearing interest at 5% that are scheduled for payment over the next four years beginning on February 1, 2007. The stock purchase agreement also contains an earn out provision of up to $1 million if certain revenue thresholds are met in the California market during the next six years. As part of the acquisition, Manatron will retain the cash, which was included in the ASIX balance sheet. This acquisition is expected to be immediately accretive to cash flow and earnings

Under terms of the agreement, Manatron has agreed to file a registration statement for the 436,500 shares after a one year holding period has been met. Manatron will hold a conference call on Friday, February 3, 2005 at 1 p.m. EST to discuss this acquisition in more detail and answer any questions. Anyone interested in participating should dial 800-811-0667 if calling within the United States or 913-981-4901 if calling internationally.

There will be a playback available until February 10, 2006. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pin number 4694192 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until March 3, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Virginia. Manatron currently serves approximately 1,300 customers in 28 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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